Exhibit 1.1

DIAMONDBACK ENERGY, INC.

$500,000,000 4.750% Senior Notes due 2025

UNDERWRITING AGREEMENT

May 18, 2020

J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
As Representatives of the several Underwriters named in Schedule A

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10010

c/o Wells Fargo Securities, LLC
550 S Tryon Street, 5th Floor
Charlotte, North Carolina 28202

Dear Sirs:

Introductory. Diamondback Energy, Inc., a Delaware corporation (the “Company”), agrees with the several underwriters named in Schedule A hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), subject to the terms and conditions stated herein, to issue and sell to the several Underwriters U.S.$500,000,000 aggregate principal amount of its 4.750% Senior Notes due 2025 (the “Notes”) to be issued under an Indenture dated as of December 5, 2019 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by a Supplemental Indenture to be dated as of May 26, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Offered Securities”) as to the payment of principal and interest by Diamondback O&G LLC (the “Guarantor”).
In connection with the offering of the Offered Securities, Energen Corporation, a wholly owned subsidiary of the Company (“Energen”), will conduct a tender offer (the “Tender Offer”) for any and all of Energen’s outstanding 4.625% Senior Notes due 2021 in the aggregate principal amount of $400,000,000 (the “Energen Notes”) upon the terms and subject to the conditions set forth in that certain Offer to Purchase, dated May 18, 2020.
The Company and the Guarantor hereby jointly and severally confirm their agreement with the several Underwriters as follows:
1.      Representations and Warranties of the Company and the Guarantor. Each of the Company and the Guarantor jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a)    Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-234764), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.
For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 4:25 p.m. (New York City time) on May 18, 2020.

“Closing Date” has the meaning set forth in Section 2 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public

Company Accounting Oversight Board (the “PCAOB”) and, as applicable, the rules of the NASDAQ Global Select Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the     Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition,    430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the     Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)      Compliance with the Requirements of the Act. (i)(A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed, and will conform, in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 6(b) hereof. No notice of objection of the Commission to the use of such Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and, to the knowledge of the Company or the Guarantor, no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or the Guarantor or related to the offering has been initiated or threatened by the Commission.
(c)       Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).
(d)      Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.
(e)      General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated May 18, 2020, including the base prospectus, dated November 18,

2019 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 6(b) hereof.
(f)      Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
(g)      Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).
(h)      Subsidiaries. The Company’s “significant” subsidiaries, as defined in Rule 1-02 of Regulation S-X, immediately prior to the closing of the offering contemplated by this Agreement, will be Diamondback E&P LLC, the Guarantor, Energen, Energen Resources Corporation, Viper Energy Partners LP (“Viper”), Viper Energy Partners LLC (“Viper OpCo”), Rattler Midstream LP (“Rattler”) and Rattler Midstream Operating LLC (“Rattler OpCo”) (each a “Significant Subsidiary”). Each Significant Subsidiary has been duly formed and is existing and in good standing under the laws of the jurisdiction of its organization with the corporate, limited liability company or limited partnership power and authority, as applicable, to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and each Significant Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing in such other jurisdictions would not result in a Material Adverse Effect; all of the issued and outstanding capital stock, limited liability company interests or limited partnership interests, as the case may be, in each Significant Subsidiary of the Company have been duly authorized and validly issued in accordance with constituent documents of each Significant Subsidiary and are fully paid (to the extent required under such subsidiary’s limited liability company agreement or limited partnership agreement, as the case may be) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act with respect to those Significant Subsidiaries of the Company that are limited liability companies and by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act with respect to those Significant Subsidiaries of the Company that are limited partnerships); and, except as otherwise disclosed in the General Disclosure Package with respect to (i) the pledge thereof in connection with the Company’s, Viper OpCo’s and Rattler OpCo’s respective revolving credit facilities, (ii) the issuance and sale of common units representing limited partnership interests of Viper to the public or pursuant to Viper’s equity compensation plans and (iii) the issuance and sale of common units representing limited partnership interest of Rattler in connection with the listing of Rattler’s initial public offering on May 28, 2019 or pursuant to Rattler’s equity compensation plan, the equity interests in each Significant Subsidiary will be owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects.
(i)      Indenture. The Base Indenture has been duly authorized by the Company, the Supplemental Indenture has been duly authorized by the Company and the Guarantor and the Base Indenture has been, and on the Closing Date the Supplemental Indenture will have been, duly executed and delivered by each of the Company, the Guarantor and the Trustee. The Base Indenture constitutes, and the Supplemental Indenture, assuming due authorization, execution and delivery thereof by the Trustee, will constitute, the valid and legally binding obligations of the Company and the Guarantor, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law.
(j)      The Notes and the Guarantees. On the Closing Date, the Notes to be purchased by the Underwriters from the Company (i) will be in the form contemplated by the Indenture, (ii) will have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture, (iii) will have been duly executed by the Company, (iv) when authenticated by the Trustee in the manner provided for in the Indenture on the Closing Date and delivered against payment of the purchase price therefor, will have been duly authenticated, issued, executed and delivered and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles, and (v) will be entitled to the benefits of the Indenture. On the Closing Date, (i) the Guarantees of the Notes will be in the respective forms contemplated by the Indenture, (ii) will have been duly authorized by the Guarantor for issue pursuant to this Agreement and the Indenture, (iii) when issued by the Guarantor, the Guarantees of the Notes will have been duly executed and delivered by the Guarantor, (iv) when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees will constitute valid and legally binding agreements of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principle and (v) the Guarantees will be entitled to the benefits provided by the Indenture.

(k)      Trust Indenture Act. The Base Indenture and the Supplemental Indenture have been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the Base Indenture conforms, and, on the Closing Date, the Supplemental Indenture will conform, in all material respects to the requirements of the Trust Indenture Act and the Rules and Regulations applicable to an indenture which is qualified thereunder.
(l)      No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Guarantor or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(m)      Accurate Descriptions. The Base Indenture conforms, and the Supplemental Indenture, this Agreement and the Offered Securities will conform, in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Final Prospectus.
(n)      No Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company or the Guarantor and any person granting such person the right to require the Company or the Guarantor to file a registration statement under the Act with respect to any debt securities of the Company or the Guarantor owned or to be owned by such person or to require the Company or the Guarantor to include such securities in the securities registered pursuant to the Registration Statement.
(o)      Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court having jurisdiction over the Company or the Guarantor or any of their properties or assets) is required to be obtained or made by the Company or the Guarantor for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Notes by the Company and the issuance of the Guarantee by the Guarantor, except such as have been obtained, or made and such as may be required under state securities laws, the Act or Exchange Act, or by the Financial Industry Regulatory Authority (“FINRA”).
(p)      Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries have (i) good and defensible title to all of the interests in oil and gas properties underlying the Company’s and Viper’s estimates of its net proved reserves contained in the General Disclosure Package and (ii) good and marketable title to all other real and personal property reflected in the General Disclosure Package as assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as (x) are described in the General Disclosure Package with respect to the Company’s, Viper OpCo’s and Rattler OpCo’s respective revolving credit facilities, (y) are liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations, or (z) do not materially affect the value of the properties of the Company and its subsidiaries and do not interfere in any material respect with the use made or proposed to be made of such properties by the Company or its subsidiaries; any other real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property and buildings by the Company or its subsidiaries; and the working interests derived from oil, gas and mineral leases or mineral interests that constitute a portion of the real property held or leased by the Company and its subsidiaries, reflect in all material respects the rights of the Company and its subsidiaries to explore, develop or produce hydrocarbons from such real property in the manner contemplated by the General Disclosure Package, and the care taken by the Company and its subsidiaries with respect to acquiring or otherwise procuring such leases or other property interests was generally consistent with standard industry practices in the areas in which the Company and its subsidiaries operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons. With respect to interests in oil and gas properties obtained by or on behalf of the Company and its subsidiaries that have not yet been drilled or included in a unit for drilling, the Company and its subsidiaries have carried out such title investigations in accordance with the reasonable practice in the oil and gas industry in the areas in which the Company and its subsidiaries operate.
(q)      Rights-of-Way. The Company and its subsidiaries have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to enable the Company to conduct its business in the manner described in the General Disclosure Package, subject to qualifications as may be set forth in the General Disclosure Package, except where failure to have such rights-of-way would not have, individually or in the aggregate, a Material Adverse Effect.
(r)      Reserve Engineers. Ryder Scott Company, L.P., a reserve engineer that prepared reserve reports on estimated net proved oil and natural gas reserves held by the Company and its subsidiaries as of December 31, 2019, December 31, 2018 and December 31, 2017, was, as of the date of preparation of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Company and Viper.
(s)      Reserve Report Information. The information contained in or incorporated by reference in the General Disclosure Package regarding estimated proved reserves is based upon the reserve reports prepared by Ryder Scott Company, L.P. The information provided to Ryder Scott Company, L.P. by the Company and its subsidiaries, including, without limitation, information as to: production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates that such reports were made. Such information was provided to Ryder Scott Company, L.P. in accordance with all customary industry practices.
(t)      Reserve Reports. The reserve reports prepared by Ryder Scott Company, L.P. setting forth the estimated proved reserves attributed to the oil and gas properties of the Company accurately reflect in all material respects the ownership interests of the Company and its subsidiaries in the properties therein. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the General Disclosure Package and the Final Prospectus, the Company is not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the General Disclosure Package and the reserve reports; and estimates of such reserves and present values as described in the General Disclosure Package and reflected in the reserve reports comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Act.
(u)       Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Base Indenture, the Supplemental Indenture and this Agreement and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof did not and will not, as applicable, result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the case of clauses (ii) and (iii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
(v)      Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter, by-laws, limited partnership agreement, limited liability company agreement or similar organizational documents, as applicable, or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
(w)      Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantor.
(x)      Possession of Licenses and Permits. The Company and its subsidiaries possess all adequate certificates, authorizations, franchises, licenses and permits issued by appropriate federal, state or local regulatory bodies (collectively, “Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except where the failure to have obtained the same would not reasonably be expected to, result in a Material Adverse Effect. The Company and each of its subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
(y)      Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would result in a Material Adverse Effect.
(z)      Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, result in a Material Adverse Effect.
(aa)      Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) none of the Company or any of its subsidiaries is in violation of, and does not have any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous

Substances (as defined below), to the protection or restoration of the environment or natural resources, to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”) that would, individually or in the aggregate, have a Material Adverse Effect, (ii) to the knowledge of the Company, neither the Company nor any of its subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company nor any of its subsidiaries is subject to any pending, or to the Company’s knowledge threatened, claim by any governmental agency or governmental body or person arising under Environmental Laws or relating to Hazardous Substances, and (vi) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their business, except in each case covered by clauses (i) – (vi) such as would not, individually or in the aggregate, result in a Material Adverse Effect; (b) to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would result in a Material Adverse Effect; and (c) in the ordinary course of its business, the Company and its subsidiaries periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Company and, on the basis of such evaluation, the Company and its subsidiaries have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, result in a Material Adverse Effect. For purposes of this subsection, “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.
(bb)      Cybersecurity. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) to the knowledge of the Company, there has been no security breach or incident, or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and data-bases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company or its subsidiaries), equipment or technology (collectively, “IT Systems and Data”) and (ii) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; (b) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as, in the case of this clause (b), would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (c) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.
(cc)       Accurate Disclosure; Exhibits. The statements in the General Disclosure Package and the Final Prospectus under the headings “Description of Debt Securities,” “Description of Notes” and “Certain United States Federal Income Tax Considerations” insofar as such statements summarize legal matters, agreements, documents or legal or regulatory proceedings discussed therein, are accurate and fair summaries, in all material respects, of such legal matters, agreements, documents or legal or regulatory proceedings and present the information required to be shown. There are no contracts or documents which are required to be described in the Registration Statement or the General Disclosure Package pursuant to Form S-3 or to be filed as exhibits to the Registration Statement pursuant to Item 601 of Regulation S-K which have not been so described or filed as required, except for such exhibits as would not have a Material Adverse Effect.
(dd)      Absence of Manipulation. Neither the Company nor the Guarantor has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company or the Guarantor to facilitate the sale or resale of the Offered Securities.
(ee)      Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.
(ff)      Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with all applicable provisions of Sarbanes-Oxley and Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would result in a Material Adverse Effect.
(gg)      Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
(hh)      Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings or, to the knowledge of the Company, any inquiries or investigations by any court or governmental agency or body, domestic or foreign, against or affecting the Company, any of its subsidiaries, or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate, result in a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantor to perform their obligations under the Indenture or this Agreement or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.
(ii)      Financial Statements of the Company. The historical financial statements included or incorporated by reference in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows of the Company and its subsidiaries for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis. Grant Thornton LLP has certified the audited financial statements of the Company included or incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm with respect to the Company within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the PCAOB. The other financial and statistical data included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus. There are no financial statements that are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Final Prospectus that are not included or incorporated by reference as required. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(jj)      Financial Statements of Energen. The historical financial statements and related notes of Energen and its subsidiaries required by Rule 3-05 of Regulation S-X incorporated by reference in the General Disclosure Package and the Final Prospectus were audited, as described therein, by PricewaterhouseCoopers LLP.
(kk)      No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included or incorporated by reference in the General Disclosure Package and the Final Prospectus (A) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole, that is material and adverse, (B) there has been no dividend or distribution of any kind declared, paid or made by the Company or its subsidiaries on any class of their capital stock, (C) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company or any its subsidiaries, (D) there has been no material transaction entered into and there is no material transaction that is probable of being entered into by the Company or any of its subsidiaries other than transactions in the ordinary course of business and (E) there has been no obligation, direct or contingent, that is material to the Company or any of its subsidiaries taken as a whole, incurred by the Company or any of its subsidiaries, as applicable, except obligations incurred in the ordinary course of business.
(ll)      Investment Company Act. Neither the Company nor the Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(mm)      Regulations T, U, X. None of the Company or its subsidiaries or any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(nn)      Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company or the Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or the Guarantor’s retaining any rating assigned to the Company or the Guarantor or any securities of the Company or the Guarantor or (ii) has indicated to the Company or the Guarantor that it is considering any of the actions described in Section 5(d)(ii) hereof.
(oo)      Tax Returns. The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not result in a Material Adverse Effect); and, except as set forth in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP or as would not, individually or in the aggregate, result in a Material Adverse Effect.
(pp)      Insurance. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are adequate for the conduct of their business. All such policies of insurance insuring the Company and its subsidiaries are in full force and effect. The Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any of its subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as disclosed in the General Disclosure Package and the Final Prospectus.
(qq)      Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among the Company or its subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its subsidiaries on the other hand, which is required to be described in the General Disclosure Package which is not so described therein. The Final Prospectus will contain the same description of the matters set forth in the preceding sentence contained in the General Disclosure Package.
(rr)      ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company or any of its subsidiaries, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; neither the Company nor any of its subsidiaries maintain or are required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company and/or any of its subsidiaries are in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries have incurred or would reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.
(ss)      No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor any director, officer or employee of the Company or any of its subsidiaries, nor, to the knowledge of the Company and the Guarantor, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.
(tt)      Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the applicable anti-money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and the Guarantor, threatened.
(uu)      No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Company or the Guarantor, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Swiss Secretariat of Economic Affairs, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, or knowingly contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, and are not now knowingly engaged in and will not knowingly engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.
2.      Purchase, Sale and Delivery of Offered Securities. The Company agrees to sell to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the principal amount of Notes set forth opposite such Underwriter’s name in Schedule A hereto at a price equal to 99.400% of the principal amount of the Notes, plus accrued interest, if any, from May 26, 2020 to the Closing Date (as defined below). The Company will not be obligated to deliver any of the Offered Securities except upon payment for all the Offered Securities to be purchased as provided herein.
The Company understands that the Underwriters intend to make a public offering of the Offered Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Offered Securities on the terms set forth in the Final Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell Offered Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Offered Securities purchased by it to or through any Underwriter.

Payment for the Offered Securities shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Representatives at the office of Latham & Watkins LLP, 811 Main Street Suite 3700, Houston, Texas 77002, at 9:00 A.M., (New York time), on May 26, 2020, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for the Depository Trust Company (“DTC”), for the account of the Underwriters, of one or more global notes representing each series of the Offered Securities (collectively, the “Global Notes”). The Global Notes will be made available electronically for inspection by the Representatives at least 24 hours prior to the Closing Date.

3.      Certain Agreements of the Company and the Guarantor. Each of the Company and the Guarantor agrees with the several Underwriters that:
(a)       Filing of Prospectuses and Issuer Free Writing Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (3), subparagraph (4) or subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement and will file any Issuer Free Writing Prospectus (including the term sheet in the form of Annex I to Schedule B hereto) to the extent required by Rule 433 under the Act. The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. The Company has complied and will comply with Rule 433.
(b)      Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent, which shall not be unreasonably withheld; and the Company will also advise the Representatives promptly of (i) any amendment or supplementation of a Registration Statement or the Statutory Prospectus, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose or pursuant to Section 8A of the Act. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
(c)      Final Term Sheet. The Company will prepare a final term sheet containing only a description of the Offered Securities, in a form approved by the Underwriters and attached as Annex I to Schedule B hereto, and will file such term sheet pursuant to Rule 433(d) under the Act within the time required by such rule (such term sheet, the “Term Sheet”). Any such Term Sheet is a Permitted Issuer Free Writing Prospectus for purposes of this Agreement.
(d)      Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.
(e)      General Disclosure Package. If the General Disclosure Package is being used to solicit offers to buy the Notes at a time when the Final Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the General Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the General Disclosure Package conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the General Disclosure Package to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the General Disclosure Package so that the statements in the General Disclosure Package as so amended or supplemented will not, in the light of the circumstances when the General Disclosure Package is delivered to a prospective purchaser, be misleading or so that the General Disclosure Package, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the General Disclosure Package, as amended or supplemented, will comply with applicable law.
(f)      Rule 158. As soon as practicable, but not later than 16 months after the date hereof the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date hereof and satisfying the provisions of Section 11(a) of the Act and Rule 158 under the Act.
(g)      Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, and upon the request of the Representative, signed copies of the Registration Statement, any Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished within two business days following the execution and delivery of this Agreement unless otherwise agreed by the Company and the Representative. All other such documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.
(h)      Blue Sky Qualifications. The Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or subject to taxation.
(i)      Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representative, upon request and to each of the other Underwriters, upon request, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.
(j)      Payment of Expenses. The Company and the Guarantor will pay all expenses incident to the performance of its obligations under this Agreement and the Indenture, including but not limited to (i) the fees and expenses of the Trustee and its professional advisors, (ii) any filing fees and reasonable attorney’s fees and expenses incurred by the Company or the Guarantor or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or blue sky laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (iii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters, in an amount not to exceed $20,000, in connection with the FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, (iv) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (v) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and expenses incurred in preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, (vi) any fees charged by investment rating agencies for the rating of the Offered Securities, and (vii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement. The Company and the Guarantor will also pay or reimburse the Underwriters (to the extent incurred by them) for costs and expenses of the Company’s officers and employees and any other expenses of the Company and the Guarantor relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantor’s officers and employees, provided, however, that the Underwriters will pay 50% of the costs and expenses of any chartered flight. Except as provided in this Agreement, the Underwriters shall pay all of their own costs and expenses, including the fees and disbursement of their counsel.
(k)      Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(l)      Absence of Manipulation. In connection with the offering, until the Representatives shall have notified the Company and the other Underwriters of the completion of the resale of the Offered Securities, neither the Company, its subsidiaries nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.
(m)      Restriction on Sale of Securities. Other than the Tender Offer with respect to the Energen Notes as described in the General Disclosure Package, for a period of 30 days after the date hereof, neither the Company nor its subsidiaries will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or its subsidiaries and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any debt securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Representative, except that the Company is permitted to make a filing by the Company of a shelf registration statement on Form S-3, or any amendments or supplements thereto, under the Act, which registration statement may include any debt and other securities, provided further, that no sales under any such registration statement shall be permitted during this 30-day period with respect to such dollar-denominated debt securities.
(n)      Eligibility for Clearance.     The Company and the Guarantor will reasonably assist the Underwriters to permit the Offered Securities to be eligible for clearance and settlement through the facilities of DTC.
4.      Free Writing Communications. Each of the Company and the Guarantor represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter severally represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives (including the term sheet in the form of Annex I to Schedule B hereto) is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.
5.      Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of each of the Company and the Guarantor herein on the date hereof and on the Closing Date (as though made on the Closing Date), to the accuracy of the statements of officers of each of the Company and the Guarantor made pursuant to the provisions hereof, to the performance by each of the Company and the Guarantor of their respective obligations hereunder and to the following additional conditions precedent:

(a)      Grant Thornton Comfort Letter. The Representatives shall have received a letter, dated respectively, the date hereof and the Closing Date, of Grant Thornton LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws, in form and substance satisfactory to the Underwriters concerning the financial information with respect to the Company set forth in the General Disclosure Package and the Final Prospectus.
(b)      PricewaterhouseCoopers LLP Comfort Letter. The Representatives shall have received a letter, dated the Closing Date, of PricewaterhouseCoopers LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws, in form and substance satisfactory to the Underwriters concerning the financial information with respect to Energen set forth in the General Disclosure Package and the Final Prospectus.
(c)      Ryder Scott Comfort Letters. The Representatives shall have received a letter, dated, respectively, the date hereof and the Closing Date, of Ryder Scott Company, L.P., with respect to the Company and Viper in form and substance acceptable to the Representative, containing statements and information in the type customarily included in such letters to underwriters with respect to the reserves and other operational information contained or incorporated by reference in the General Disclosure Package and the Final Prospectus.
(d)      Filing of Prospectus. The Final Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing in accordance with the Rules and Regulations and Section 3(a) hereof. No notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received by the Company. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceeding for that purpose or pursuant to Section 8A of the Act shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.
(e)      No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company or the Guarantor by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company or the Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or the Guarantor has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Select Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company or the Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the

United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.
(f)      Opinion of Counsel for the Company and the Guarantor. The Representatives shall have received an opinion, dated the Closing Date, of Akin Gump Strauss Hauer & Feld LLP, counsel for the Company and the Guarantor, in form and substance reasonably satisfactory to the Representative.
(g)      Opinion of Alabama Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date, of Balch & Bingham LLP, Alabama counsel for the Company with respect to matters related to Energen and Energen Resources Corporation, in form and substance reasonably satisfactory to the Representative.
(h)      Opinion of General Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date, of Matt P. Zmigrosky, General Counsel for the Company and the Guarantor, in form and substance reasonably satisfactory to the Representative.
(i)      Opinion of Counsel for the Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(j)      Officers’ Certificate. The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Company and the Guarantor and a principal financial or accounting officer of the Company and the Guarantor in which such officers shall state that (i) the representations and warranties of the Company and the Guarantor in this Agreement are true and correct, (ii) the Company and the Guarantor have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge and after inquiry to the Commission, are contemplated by the Commission and (iv) subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, except as set forth in the General Disclosure Package or as described in such certificate.
(k)      DTC Eligibility. The Notes shall be eligible for clearance and settlement through DTC.
(l)      Indenture. The Underwriters shall have received a counterpart of the Supplemental Indenture that shall have been validly executed and delivered by each of the Company, the Guarantor and the Trustee.
The Company and the Guarantor will furnish the Underwriters with any additional opinions, certificates, letters and documents as the Representatives reasonably request and conformed copies of documents delivered pursuant to this Section 5. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of a Closing Date or otherwise.

6.      Indemnification and Contribution.
(a)       Indemnification of the Underwriters. The Company and the Guarantor will, jointly and severally, indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, or the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus as of any time, the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, including any investor presentations or any “road show” used in connection with the offering and sale of the Offered Securities, or the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in each case, will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.
(b)      Indemnification of the Company and the Guarantor. Each Underwriter will severally and not jointly indemnify and hold harmless each of the Company and the Guarantor and each of their respective directors, officers, employees, agents, affiliates and each person, if any, who controls the Company or the Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any and all losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, or the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the information contained in the first sentence of the fifth paragraph, the third sentence in the eighth paragraph, the eleventh paragraph and the twelfth paragraph, in each case under the caption “Underwriting.”
(c)      Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(d)      Contribution. If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other from the offering of the Offered Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantor on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Underwriters from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d).
(e)  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.
7.      Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for a Underwriter under this Section 7. Nothing herein will relieve a defaulting Underwriter from liability for its default.
8.      Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantor or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantor or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 7 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company and the Guarantor shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 3 and the respective obligations of the Company and the Guarantor and the Underwriters pursuant to Section 6 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this

Agreement pursuant to Section 7 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 5(d), the Company and the Guarantor will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 1 and all obligations under Section 3 shall remain in effect.
9.      Notices. All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to the Underwriters, (i) c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: 212-834-6081); Attn: Investment Grade Syndicate Desk; (ii) Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (fax: 646-291-1469); and (iii) c/o Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202; Attn: Transaction Management (fax: 704-410-0326) or, if sent to the Company or the Guarantor, will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to it at 500 West Texas, Suite 1225, Midland, Texas 79701 Attention: Matt P. Zmigrosky; provided, however, that any notice to a Underwriter pursuant to Section 6 will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to such Underwriter.
10.      Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.
11.      Counterparts. This Agreement may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
12.      Representation of Underwriters. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.
13.       Absence of Fiduciary Relationship. Each of the Company and the Guarantor acknowledges and agrees that:
(a)      No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Guarantor, on the one hand, and any Underwriter has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether any Underwriter has advised or are advising the Company or the Guarantor on other matters. Any review by the Representatives or any Underwriter of the Company, the Guarantor, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives of such Underwriter, as the case may be, and shall not be on behalf of the Company, the Guarantor or any other person;
(b)      Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantor following discussions and arm’s-length negotiations with the Representatives and the Company and the Guarantor are capable of evaluating and understanding and understands and accept the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)       Absence of Obligation to Disclose. Each of the Company and the Guarantor have been advised that each Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantor and that each Underwriter has no obligation to disclose such interests and transactions to the Company or the Guarantor by virtue of any fiduciary, advisory or agency relationship; and

(d)      Waiver. Each of the Company and the Guarantor, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company or the Guarantor in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Guarantor, including members, stockholders, employees or creditors of the Company or the Guarantor.
14.      Applicable Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.
Each of the Company and the Guarantor hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company and the Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

15.  Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantor, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.
16.  Recognition of the U.S. Special Resolution Regimes.
(a)  In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)  In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 16:
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
[Signature pages follow.]

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantor and the several Underwriters in accordance with its terms.

Very truly yours,

DIAMONDBACK ENERGY, INC.

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Accounting Officer, Executive Vice President and Assistant Secretary

DIAMONDBACK O&G LLC

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Accounting Officer, Executive Vice President and Assistant Secretary

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

J.P. MORGAN SECURITIES LLC

By:	/s/ Marc Borden
Name:	Marc Borden
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name:	Brian D. Bednarski
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

Acting on behalf of themselves and as Representatives of the several Underwriters

Signature Page to Underwriting Agreement

SCHEDULE A

Underwriters	Aggregate Principal Amount of Notes
J.P. Morgan Securities LLC	$148,750,000
Citigroup Global Markets Inc.	$76,250,000
Wells Fargo Securities, LLC	$76,250,000
BofA Securities, Inc.	$20,000,000
Capital One Securities, Inc.	$20,000,000
Credit Suisse Securities (USA) LLC	$20,000,000
Goldman Sachs & Co. LLC	$20,000,000
Scotia Capital (USA) Inc.	$20,000,000
U.S. Bancorp Investments, Inc.	$20,000,000
SunTrust Robinson Humphrey, Inc.	$12,500,000
BBVA Securities LLC	$6,250,000
CIBC World Markets Corp.	$6,250,000
ING Financial Markets LLC	$6,250,000
Mizuho Securities LLC	$6,250,000
PNC Capital Markets LLC	$6,250,000
Regions Securities LLC	$6,250,000
TD Securities (USA) LLC	$6,250,000
BOK Financial Securities, Inc.	$3,750,000
Comerica Securities, Inc.	$3,750,000
Commonwealth Bank of Australia	$3,750,000
Huntington Securities Inc.	$3,750,000
IBERIA Capital Partners L.L.C.	$3,750,000
SMBC Nikko Securities America, Inc.	$3,750,000
Total	$500,000,000

SCHEDULE B
Other Information Included in the General Disclosure Package
1. Final term sheet, dated May 18, 2020, a copy of which is attached hereto as Annex I.

PRICING TERM SHEET
$500,000,000 4.750% Notes due 2025

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in these documents. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Diamondback Energy, Inc.

Format:	SEC Registered

Trade Date:	May 18, 2020

Settlement Date:	May 26, 2020 (T+5)

It is expected that delivery of the notes will be made against payment therefor on or about May 26, 2020, which is the fifth business day following the Trade Date (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Ba1 (stable outlook)
S&P: BBB- (negative outlook)
Fitch: BBB (stable outlook)

Principal Amount:	$500,000,000

Maturity Date:	May 31, 2025

Yield to Maturity	4.750%

Price to Public:	100.000% of principal amount, plus accrued interest, if any from May 26, 2020

Coupon:	4.750%

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Interest Payment Dates:	May 31 and November 30, beginning November 30, 2020

Optional Redemption:
At any time prior to April 30, 2025, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 50 basis points), plus accrued interest to the redemption date. At any time on or after April 30, 2025, at 100% of the principal amount plus accrued interest to, but not including, the redemption date.

CUSIP/ISIN:	25278X AP4 / US25278XAP42

***

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BofA Securities, Inc. Capital One Securities, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC

Co-Managers:
ING Financial Markets LLC
SunTrust Robinson Humphrey, Inc.
Mizuho Securities USA LLC
PNC Capital Markets LLC
CIBC World Markets Corp.
BBVA Securities Inc.
TD Securities (USA) LLC
Regions Securities LLC
Commonwealth Bank of Australia
BOK Financial Securities, Inc.
IBERIA Capital Partners L.L.C.
Huntington Securities Inc.
SMBC Nikko Securities America, Inc.
Comerica Securities, Inc.

Commonwealth Bank of Australia (“CBA”) is not a United States registered broker-dealer. To the extent CBA intends to effect sales of notes in the United States, it will do so through one or more United States registered broker-dealers in accordance with the applicable United States securities laws and regulations.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-866-803-9204, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.